Exhibit m under Form N-1A
                                                Exhibit 1 under Item 601/Reg.S-K

                                         EXHIBIT J
                                           to the
                                     Distribution Plan

                               Money Market Obligations Trust


                         Government Obligations Fund - Trust Shares
                           Prime Obligations Fund - Trust Shares
                          Tax-Free Obligations Fund - Trust Shares
                          Treasury Obligations Fund - Trust Shares




     This Distribution Plan is adopted by Money Market Obligations Trust with respect to the Shares of the Fund set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Shares of the Fund held during the month.

     Witness the due execution hereof this 1st day of December, 2002.


                                    Money Market Obligations Trust



                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
Title:   President